AGREEMENT

Made this as of this 1st day of June, 1992, by and among WELLINGTON FUND, INC., THE WINDSOR FUNDS, INC., VANGUARD WORLD FUND, INC., GEMINI II, INC., VANGUARD EXPLORER FUND, INC., VANGUARD/MORGAN GROWTH FUND, INC., WELLESLEY INCOME FUND, INC., VANGUARD FIXED INCOME SECURITIES FUND, INC., VANGUARD MONEY MARKET RESERVES, INC., VANGUARD MUNICIPAL BOND FUND, INC., VANGUARD PREFERRED STOCK FUND, VANGUARD STAR FUND, PRIMECAP FUND, INC., VANGUARD INDEX TRUST, TRUSTEES' COMMINGLED FUND, VANGUARD SPECIALIZED PORTFOLIOS, INC., VANGUARD CALIFORNIA TAX-FREE FUND, VANGUARD NEW YORK INSURED TAX-FREE FUND, VANGUARD PENNSYLVANIA TAX-FREE FUND, VANGUARD OHIO TAX-FREE FUND, VANGUARD CONVERTIBLE SECURITIES FUND, INC., VANGUARD SMALL CAPITALIZATION STOCK FUND, INC., VANGUARD QUANTITATIVE PORTFOLIOS, INC., VANGUARD BOND MARKET FUND, INC., VANGUARD EQUITY INCOME FUND, INC., VANGUARD NEW JERSEY TAX-FREE FUND, VANGUARD INSTITUTIONAL PORTFOLIOS, INC., VANGUARD ASSET ALLOCATION FUND, INC., VANGUARD VARIABLE INSURANCE FUND, INC., VANGUARD INSTITUTIONAL INDEX FUND AND VANGUARD INTERNATIONAL EQUITY INDEX FUND, INC. (hereinafter collectively referred to as "Funds") and THE VANGUARD GROUP, INC. AND VANGUARD MARKETING CORPORATION (hereinafter collectively referred to as "Vanguard").

THIS AGREEMENT is entered into under the following circumstances:

A. Section 17(g) of the Investment Company Act of 1940 ("the Act") provides that the Securities and Exchange Commission ("SEC") is authorized to require that the officers and employees of registered management investment companies be bonded against larceny and embezzlement, and the SEC has promulgated rules and regulations dealing with this subject Rule 17g-1");           -

B. Funds and Vanguard are named as joint insureds under the terms of certain bond or policy of insurance with total coverage of $80,000,'000 which insures against larceny and embezzlement by officers and employees (the "Bond");

C.          A majority of those members of the Board of Directors (Trustees) of each of the Funds, who are not "interested persons" as defined by Section 2(a)(19) of the Act, have given due consideration to all factors relevant to the form, amount and apportionment of recoveries and premium on such joint insured Bond, and the Board of Directors (Trustees) of each Fund has approved the term and amount of the Bond, the portion of the premium payable by that party, and the manner in which recovery on said Bond, if any, shall be shared by and among the parties hereto as hereinafter set forth; and

D. Funds and Vanguard now desire to enter into the agreement required by Rule 17g-1(f) to establish the manner in which recovery on said Bond, if any, shall be shared.

NOW, THEREFORE, IT IS HEREBY AGREED by and among the parties as follows:

1.	ALLOCATION OF RECOVERIES

A. In the event of a separate loss or losses under the Bond, the party suffering such loss or losses shall be entitled to be indemnified up to the full amount of the Bond.

B.          If more than one of the parties hereto is damaged in a single loss or occurrence for which recovery is received under the Bond, each such party shall receive that portion of the recovery which represents the loss sustained by that party, unless the recovery is inadequate fully to indemnify each such party sustaining a loss.

C.          If the recovery is inadequate fully to indemnify each such party sustaining a loss, the recovery shall be allocated among such parties as follows:

(i) Each party sustaining a loss shall be allocated an amount equal to the lesser of its actual loss or the minimum amount of bond deemed appropriate to be maintained by such party as hereinafter set forth in paragraph 2 hereof and Exhibit A hereof.

(ii) The remaining portion of the recovery shall be allocated to each party sustaining a loss not fully indemnified by the allocation under subparagraph (i) in ratio of the premium paid by each such party to the premium paid by all such parties.

2.	BONDING COVERAGE REOUIRED

Each of the parties hereto has determined that the minimum amount of fidelity bond coverage deemed appropriate to be maintained by it is as set forth opposite its name in Exhibit A hereto and each of the Funds represents and warrants to each of the other parties hereto that the minimum amount of coverage required of it under Rule 17g-1(d) (1) as of May 31, 1992, is not more than reflected opposite its name in Exhibit A hereto. Each of the Funds further agrees that it will determine, immediately following the end of its fiscal quarters, the minimum amount of coverage required of it by Rule 17g-1(1) and will promptly take such steps as may be necessary to insure that its minimum coverage as therein set forth shall at no time be less than the minimum coverage required of it under Rule 17g-1(d)(1).

3. This Agreement shall apply to the present fidelity bond coverage and any renewal or replacement thereof and shall continue until terminated by any party hereto upon the giving of not less than sixty days' written notice to the other parties hereto.

4. Any dispute arising under this Agreement shall be submitted to arbitration under the Rules of the American Arbitration Association and the decision rendered therein shall be final and binding upon the parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused these presents to be executed as of the date aforesaid.

WELLINGTON FUND, INC.
THE WINDSOR FUNDS, INC.
VANGUARD WORLD FUND, INC.
GEMINI II, INC.
VANGUARD EXPLORER FUND, INC.
VANGUARD/MORGAN GROWTH FUND, INC.
WELLESLEY INCOME FUND, INC.
VANGUARD FIXED INCOME SECURITIES FUND, INC.
VANGUARD MONEY MARKET RESERVES, INC.
VANGUARD MUNICIPAL BOND FUND, INC.
VANGUARD PREFERRED STOCK FUND
VANGUARD STAR FUND
VANGUARD INDEX TRUST
TRUSTEES' COMMINGLED FUND
VANGUARD SPECIALIZED PORTFOLIOS, INC.
PRIMECAP FUND, INC.
VANGUARD CALIFORNIA TAX-FREE FUND
VANGUARD NEW YORK INSURED TAX-FREE FUND
VANGUARD PENNSYLVANIA TAX-FREE FUND
VANGUARD CONVERTIBLE SECURITIES FUND, INC.
VANGUARD SMALL CAPITALIZATION STOCK FUND, INC.
VANGUARD QUANTITATIVE PORTFOLIOS, INC.
VANGUARD BOND MARKET FUND, INC.
VANGUARD EQUITY INCOME FUND, INC.

VANGUARD NEW JERSEY TAX-FREE FUND
VANGUARD INSTITUTIONAL PORTFOLIOS, INC.
VANGUARD ASSET ALLOCATION FUND, INC.
VANGUARD OHIO TAX-FREE FUND
VANGUARD VARIABLE INSURANCE FUND, INC.
VANGUARD INSTITUTIONAL INDEX FUND
VANGUARD INTERNATIONAL EQUITY INDEX FUND, INC.
THE VANGUARD GROUP, INC.
VANGUARD MARKETING CORPORATION

By:
John C. Bogle,
Chairman and Chief Executive Officer

Attest:
Raymond J. Klapinsky , Secretary

FIDELITY BOND REOUIREMENTS

		Rule 17(g)
		Minimum
	Net Assets	Coverage
Fund	(000.000)(1)	(000)(2)

The Windsor Funds	$12,931	$2,500
Vanguard Municipal Bond Fund	11,585	2,500
Vanguard Money Market Reserves	17,202	2,500
Vanguard Fixed Income Securities Fund	14,975	2,500
Trustees' Commingled Fund	969	1,000
Wellington Fund	4,555	2,500
Vanguard/Morgan Growth Fund	993	1,000
Vanguard Index Trust	5,842	2,500
Vanguard Explorer Fund	480	750
Gemini II	301	750
Vanguard World Fund	2,175	1,700
Wellesley Income Fund	2,297	1,700
Vanguard Preferred Stock Fund	165	600
Vanguard Specialized Portfolios	996	1,000
Vanguard Small Capitalization Stock Fund	206	600
PRIMECAP Fund	553	900
Vanguard STAR Fund(3)	1,504	1,500
Vanguard California Tax-Free Fund	1,972	1,500
Vanguard New York Insured Tax-Free Fund	493	750
Vanguard Pennsylvania Tax-Free Fund	1,717	1,500
Vanguard Convertible Securities Fund	76	450
Vanguard Quantitative Portfolios	367	750
Vanguard Bond Market Fund	890	1,000
Vanguard Equity Income Fund	674	900
Vanguard Asset Allocation Fund	427	750
Vanguard Institutional Portfolios	222	600
Vanguard New Jersey Tax-Free Fund	1,080	1,250
Vanguard Ohio Tax-Free Fund	167	600
Vanguard Variable Insurance Fund	226	600
Vanguard Institutional Index Fund(3)	1,264	1,250
Vanguard International Equity Index Fund, Inc.	365	750

	$87,669	$39,150 (4)

(1) As of May 31, 1992

(2) The maximum bond required for an investment company by the 1940 Act is $2,500,000.

(3) Not a member of The Vanguard Group.

(4) $67.8 million if computed by Portfolio.